EXHIBIT 99.1

NGP Capital Resources Company Announces Second Quarter Financial Results and Portfolio Activity

HOUSTON, Aug. 6, 2014 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the second quarter of 2014.

Highlights for the quarter ended June 30, 2014:
Operating Results:
Total investment income: $5.5 million
Net investment income: $1.5 million, or $0.07 per share
Net realized gains on investments: $0.5 million, or $0.03 per share
Net unrealized depreciation on investments: $2.0 million, or $0.10 per share
Net asset value: $175.6 million, or $8.57 per share
Quarterly dividends declared: $0.16 per share

Portfolio and investment activity:
New investments in portfolio securities during the quarter: $0.4 million
Redemption of portfolio securities during the quarter: $18.9 million
Fair value of portfolio investments at June 30, 2014: $183.7 million
Weighted average yield on portfolio investments: 10.6%
Number of portfolio companies at June 30, 2014: 14

Portfolio and Investment Activity

During the second quarter of 2014, we invested $0.4 million with existing portfolio companies and received proceeds from sales, redemptions and repayments of portfolio securities totaling $18.9 million.

On July 11, 2014, subsequent to the end of the quarter, Crossroads Energy Development, LLC ("Crossroads") fully repaid its Senior Secured Term Loan in the amount of $9.0 million and repurchased our overriding royalty interest and warrants in Crossroads for a combined $1.4 million, resulting in a realized capital gain of approximately $1.0 million, or $0.05 per common share. This investment was outstanding for 13 months and generated an internal rate of return of 31.0% and a return on investment of 1.3x.

In June 2014, we sold $3.0 million face amount of our Talos Production, LLC ("Talos") 9.75% Senior Unsecured Notes (the "Talos Notes") at an average price of 105.8, resulting in a realized capital gain of $0.2 million, or $0.01 per common share.

In April 2014, we sold our $13.0 million face amount of Midstates Petroleum Company ("Midstates") 10.75% Senior Subordinated Notes (the "Midstates Notes") at an average price of 108.1, resulting in a realized capital gain of $0.7 million, or $0.03 per common share. Our investment in the Midstates Notes, which originated in October 2012, generated an internal rate of return of 14.6% with a return on investment of 1.2x.

During the second quarter of 2014, we entered into negotiations with a third party regarding the sale of the assets of Spirit Resources, LLC ("Spirit"), and we lowered our estimated fair value of our investments in Spirit by $3.2 million, or $0.16 per share, during the second quarter to reflect the status of such negotiations, representing a 30% reduction in the estimated fair value of such investments from March 31, 2014.

Operating Results

Investment income totaled $5.5 million for the second quarter of 2014, decreasing 43% compared to $9.6 million in the corresponding quarter of 2013. The decrease in 2014 was primarily attributable to "make whole" interest income earned in 2013 totaling $2.5 million, or $0.12 per share, from the repayments of loans from Castex Energy Development Fund, LLC ("CDF") and Resaca Exploitation, Inc. ("Resaca"), and as a result of a decrease in the size of our investment portfolio due to repayments and settlements in excess of new investments between the two periods. Our portfolio balance, on a cost basis, decreased from $212.6 million to $195.0 million during the second quarter of 2014, primarily as a result of net sales, redemptions and settlements in excess of new portfolio investments. In comparison, the average balance of our portfolio during the second quarter of 2013 was $235.6 million. The weighted average yield on portfolio investments increased from 9.9% at June 30, 2013 to 10.6% at June 30, 2014.

Operating expenses for the second quarter of 2014 were $4.0 million, decreasing $0.1 million, or 2%, compared to the second quarter of 2013. Lower interest costs and lower management and incentive fees on the smaller portfolio balance were largely offset by higher legal and professional fees and other general and administrative expenses. Professional fees included $0.2 million, or $0.01 per share, of third party costs associated with our process of evaluating strategic alternatives to enhance stockholder value, and other general and administrative expenses included $0.6 million, or $0.03 per share, of costs incurred in connection with our shelf registration statement which went effective last year and expired during the second quarter of 2014.

The resulting net investment income was $1.5 million, or $0.07 per share, for the quarter ended June 30, 2014, compared to $5.5 million, or $0.26 per share, for the quarter ended June 30, 2013.

We recorded net realized capital gains of $0.5 million, or $0.03 per common share, during the second quarter of 2014, including gains totaling $0.9 million on the sale of our Midstates Notes and the partial sale of our Talos Notes, partially offset by a $0.4 million loss resulting from adjustments to liabilities recorded to satisfy obligations related to certain previously disposed investments. In the second quarter of 2013, we recorded net realized capital gains of $1.1 million resulting from a $1.8 million gain from the sale of our Class B LP units of CDF, partially offset by a $0.2 million loss on the disposition of our Resaca warrants and a $0.5 million loss resulting from adjustments to liabilities recorded to satisfy obligations related to certain previously disposed investments.

During the second quarter of 2014, we recorded $2.0 million, or $0.10 per share, of net unrealized depreciation on portfolio investments, primarily due to decreases in the estimated fair value of our investments in Spirit of $3.2 million, reversal of previously recorded unrealized gains on the Midstates Notes, due to realizations, of $0.7 million, partially offset by increases in the estimated fair value of our investments in OCI Holdings, LLC Subordinated Notes and Preferred Units of $0.8 million, Castex 2005, LP Preferred Units of $0.5 million and net increases in the value of remaining investments of $0.6 million. During the corresponding period in 2013, we recorded $3.0 million, or $0.15 per share, of net unrealized depreciation on investments, primarily due to decreases in the estimated fair value of our investments in Spirit preferred units of $1.6 million, Midstates Notes of $1.4 million, Talos Notes of $0.9 million and net increases in remaining investments of $0.9 million.

Overall, we had a net decrease in net assets resulting from operations of $32,000 for the three months ended June 30, 2014. After declaring dividends during the period of $0.16 per common share, our net asset value decreased from $8.73 per common share as of March 31, 2014 to $8.57 per common share as of June 30, 2014.

Liquidity and Capital Resources

At June 30, 2014, we had cash and cash equivalents totaling $35.3 million. The amount outstanding under our revolving credit facility at June 30, 2014 was $42.0 million, and an additional $30.0 million was available for borrowing. We repaid the entire balance outstanding under the Investment Facility during July 2014. At June 30, 2014, the amount outstanding under our Treasury Facility was $45.0 million, and there was no additional amount available for borrowing. We repaid the entire balance outstanding under the Treasury Facility in July 2014.

Conference Call at 11:00 a.m. Eastern Time on August 6, 2014

We invite all interested persons to participate in our conference call on Wednesday, August 6, 2014 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $28,642 and $27,459, respectively)	$ 18,584	$ 24,218
Affiliate investments
(cost: $17,720 and $17,510, respectively)	16,170	17,043
Non-affiliate investments
(cost: $148,604 and $176,988, respectively)	148,909	170,110
Total portfolio investments	183,663	211,371
Investments in U.S. Treasury Bills at fair value
(cost: $46,000 and $46,000, respectively)	46,000	46,000
Total investments	229,663	257,371
Cash and cash equivalents	35,260	29,298
Accounts receivable and other current assets	886	464
Interest receivable	1,879	2,397
Prepaid assets	1,641	3,093
Total current assets	39,666	35,252
Total assets	$ 269,329	$ 292,623

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 2,124	$ 1,313
Management and incentive fees payable	1,306	1,387
Dividends payable	3,280	3,280
Income taxes payable	38	91
Short-term debt	45,000	45,000
Total current liabilities	51,748	51,071
Long-term debt	42,000	53,000
Total liabilities	93,748	104,071
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,499,188 shares issued and outstanding	20	20
Paid-in capital in excess of par	247,759	247,759
Undistributed net investment income (loss)	(3,757)	(583)
Undistributed net realized capital gain (loss)	(60,254)	(51,176)
Net unrealized appreciation (depreciation) on investments	(8,187)	(7,468)
Total net assets	175,581	188,552
Total liabilities and net assets	$ 269,329	$ 292,623
Net asset value per share	$ 8.57	$ 9.20

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Investment income
Interest income:
Control investments - majority owned	$ 446	$ 492	$ 1,024	$ 893
Affiliate investments	552	3,335	1,070	4,055
Non-affiliate investments	3,427	4,827	7,096	8,460
Dividend income:
Non-affiliate investments	999	995	1,982	1,978
Royalty income, net of amortization:
Control investments - majority owned	20	15	41	15
Non-affiliate investments	30	--	55	--
Other income	39	(51)	103	15
Total investment income	5,513	9,613	11,371	15,416
Operating expenses
Interest expense and bank fees	551	998	1,164	1,813
Management and incentive fees	1,306	1,830	2,652	3,197
Professional fees	489	261	1,232	559
Insurance expense	179	180	358	359
Other general and administrative expenses	1,496	858	2,540	1,667
Total operating expenses	4,021	4,127	7,946	7,595
Income tax provision (benefit), net	20	22	39	38
Net investment income	1,472	5,464	3,386	7,783
Net realized capital gain (loss) on investments
Control investments - majority owned	--	(464)	(325)	(464)
Affiliate investments	--	(250)	95	(250)
Non-affiliate investments	534	1,778	(8,848)	1,550
Total net realized capital gain (loss) on investments	534	1,064	(9,078)	836
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	(3,388)	(1,167)	(6,816)	(3,010)
Affiliate investments	804	(176)	(1,084)	81
Non-affiliate investments	546	(1,672)	7,181	(9,785)
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	--	--	--	1
Total net unrealized appreciation (depreciation) on investments	(2,038)	(3,015)	(719)	(12,713)

Net increase (decrease) in net assets resulting from operations	$ (32)	$ 3,513	$ (6,411)	$ (4,094)

Net increase (decrease) in net assets resulting from operations per common share	$ (0.00)	$ 0.16	$ (0.31)	$ (0.20)

Dividends declared per common share	$ 0.16	$ 0.16	$ 0.32	$ 0.32
Weighted average shares outstanding - basic and diluted	20,499	20,780	20,499	20,899

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
Per Share Data (1)	2014	2013	2014	2013

Net asset value, beginning of period	$ 8.73	$ 9.05	$ 9.20	$ 9.57

Net investment income	0.07	0.26	0.17	0.37
Net realized and unrealized gain (loss) on investments	(0.07)	(0.10)	(0.48)	(0.57)
Net increase (decrease) in net assets resulting from operations	(0.00)	0.16	(0.31)	(0.20)

Dividends declared	(0.16)	(0.16)	(0.32)	(0.32)
Other (2)	--	0.08	--	0.08

Net asset value, end of period	$ 8.57	$ 9.13	$ 8.57	$ 9.13

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Agribusiness Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. www.ngpenergycapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Steve Gardner (sgardner@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com), or
         Hans Hubbard (hhubbard@ngpcrc.com).

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.